SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549




                                    Form 8-K



                Current Report Pursuant to Section 13 or 15(d) of

                       The Securities Exchange Act of 1934



      Date of Report (Date of earliest event reported): December 17, 2004



                          Sutter Holding Company, Inc.

             (Exact name of registrant as specified in its charter)



           Delaware                      1-15733                59-2651232
        (State or other                (Commission           (I.R.S. Employer
jurisdiction of incorporation)         File Number)          Identification No.)


                           150 Post Street, Suite 405
                         San Francisco, California 94108

               (Address of principal executive offices) (zip code)

                                 (415) 788-1441
                         (Registrant's telephone number,
                              including area code)



         (Former name or former address, if changed since last report.)

Item 1.01 Entry into a Material Definitive Agreement.

As of December 17, 2004, the registrant entered into an Amendment No. 4 to the Stock Purchase Agreement pursuant to which the registrant acquired all of the outstanding stock in its Easton Mortgage Corporation ("Easton") subsidiary in January 2003. The original Stock Purchase Agreement provided for payment of consideration in the form of the registrant's promissory notes in favor of the sellers, RCH, LLC, Timothy A. Birch, Stone Williams, LLC, Craig R. Bush, Lawrence Anspach and Diana Mead (collectively "Sellers"). None of the Sellers is an affiliate of the registrant or a related party except in connection with the sale of Easton shares to the registrant. The promissory notes have since been amended and restated, and Amendment No. 4 amends them further. Amendment No. 4 provides that the three outstanding promissory notes with an aggregate original principal amount of approximately $1,854,500, due the sellers from the registrant, have been modified and replaced with payment by the registrant to the note holders in the amount of $700,000 cash and execution of a replacement note by the registrant in favor of the sellers in the principal amount of $450,000. The source of the $700,000 cash was primarily a loan from a private investor bearing interest at the rate of 12.5%, and maturing in six months. The note in the amount of $450,000 issued to the sellers is secured by the capital stock of Easton and bears interest at the rate of 6% per annum, with all principal and interest due and payable on or before January, 2007. This note is non-recourse to the registrant. The registrant has the option to pre-pay this note in full on or before August 15, 2005, by paying $350,000 cash to the holder.



                                   SIGNATURES


Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.




Dated: December 20, 2004          SUTTER HOLDING COMPANY, INC

                                  By: s/ ROBERT E. DIXON
                                      -------------------------
                                      Robert E. Dixon,
                                      Co-Chief Executive Officer




















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